Exhibit 15
December 5, 2005
The Gymboree Corporation:
We have made reviews, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of The Gymboree Corporation and subsidiaries for the periods ended October 29, 2005 and October 30, 2004 as indicated in our report dated December 5, 2005 (which report includes an explanatory paragraph related to a change in accounting method); because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended October 29, 2005, is incorporated by reference in Registration Statement Nos. 33-90452, 33-94594, 333-10811, 333-74269, 333-89962, 333-107564 and 333-116785 of The Gymboree Corporation and subsidiaries each on Form S-8.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP
San Francisco, California